       THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH "****" AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION."

                                                                    EXHIBIT 4.22

                      COAL PURCHASE AND FINANCING AGREEMENT

                         PINE VALLEY MINING CORPORATION
                            FALLS MOUNTAIN COAL INC.
                              PINE VALLEY COAL LTD.

                              MARUBENI CORPORATION

                                TABLE OF CONTENTS



1.    INTERPRETATION...........................................................2

   1.1        Defined Terms....................................................2
   1.2        Governing Law....................................................4
   1.3        Severability.....................................................5
   1.4        Number and Gender................................................5
   1.5        Time of Day......................................................5
   1.6        Time of Essence..................................................5
   1.7        Schedules........................................................5
   1.8        Currency.........................................................5

2.    REPRESENTATIONS AND WARRANTIES OF THE PINE VALLEY GROUP..................6

   2.1        Representations and Warranties of Falls Mountain.................6
   2.2        Representations and Warranties of Pine Valley....................7
   2.3        Representations and Warranties of PVC............................8

3.    REPRESENTATIONS AND WARRANTIES OF MARUBENI...............................9

4.    CLOSING.................................................................10

   4.1        Closing Date....................................................10
   4.2        Pine Valley Group Closing Documents.............................10
   4.3        Marubeni's Closing Documents....................................11
   4.4        Conditions Precedent............................................12

5.    COAL PURCHASES..........................................................12

   5.1        Purchase Commitment.............................................12
   5.2        Delivery Schedule...............................................12
   5.3        Volume Adjustments..............................................13
   5.4        Current Coal-Year Pricing.......................................13
   5.5        Future Coal-Year Pricing........................................13
   5.6        Resale Terms....................................................14
   5.7        Discount Application............................................14
   5.8        Option Tonnage..................................................14
   5.9        Option Tonnage Terms............................................14
   5.10       Priority Deliveries.............................................15
   5.11       Assignment of Purchase Commitment...............................15
   5.12       Change of Control...............................................15
   5.13       General Pine Valley Group Covenants.............................15

6.    COAL DELIVERIES.........................................................16

   6.1        Delivery Point..................................................16
   6.2        Delivery Point Costs............................................16
   6.3        Alternative Delivery Point......................................16
   6.4        Loading Rate....................................................16
   6.5        Delivery Schedules..............................................16

   6.6        Payment Terms...................................................16

7.    CREDIT FACILITY.........................................................17

   7.1        Loan Commitment.................................................17
   7.2        Loan Advances...................................................17
   7.3        Loan Interest...................................................17
   7.4        Loan Fees.......................................................18
   7.5        Due Date........................................................18
   7.6        Withholding Taxes...............................................18
   7.7        Prepayment......................................................18
   7.8        Sale of the Project.............................................19

8.    USE OF PROCEEDS.........................................................19

   8.1        Budget..........................................................19
   8.2        Spending Limits.................................................19
   8.3        Project Account.................................................19
   8.4        Post-Production Accounts........................................20
   8.5        Termination of Post-Production Accounts.........................20
   8.6        Signing Authorities.............................................21
   8.7        Marubeni Canada.................................................21
   8.8        Rights to Accounts..............................................21
   8.9        Project Account Disbursements...................................21
   8.10       Reallocation of Funds...........................................22
   8.11       Post-Production Account Disbursements...........................22
   8.12       US Post-Production Account......................................22
   8.13       Canadian Post-Production Account................................22
   8.14       Emergency Expenditures..........................................23
   8.15       Inspection and Audit............................................23
   8.16       Permit Amendments...............................................23
   8.17       Leased Equipment................................................24
   8.18       Cost Overruns...................................................24

9.    LOAN SECURITY...........................................................24

   9.1        General Security Agreement......................................24
   9.2        Falls Mountain Share Pledge.....................................24
   9.3        Release of Security.............................................24
   9.4        Project Management..............................................25

10.   GUARANTEES AND INDEMNITIES..............................................25

   10.1       Guarantee of Pine Valley........................................25
   10.2       Ability to Deal.................................................25
   10.3       Indemnification from Pine Valley................................26
   10.4       Indemnification from PVC........................................26
   10.5       Indemnification from Marubeni...................................26

11.   DEFAULT.................................................................27

   11.1       Event of Default................................................27

   11.2       Consequences of Default.........................................28
   11.3       Notice of Default...............................................28
   11.4       Use of Proceeds Assumption......................................28

12.   ADDITIONAL FINANCING....................................................29

   12.1       Financing Terms.................................................29
   12.2       Financing Status Reports........................................29
   12.3       Disbursement....................................................29

13.   COAL SALES PLANS........................................................30

   13.1       Marketing Plans.................................................30
   13.2       Sales Agent.....................................................30

14.   FORCE MAJEURE...........................................................30

15.   GENERAL.................................................................31

   15.1       Arbitration.....................................................31
   15.2       Further Assurances..............................................31
   15.3       Entire Agreement................................................31
   15.4       Notice..........................................................31
   15.5       Assignment......................................................33
   15.6       Confidentiality.................................................33
   15.7       Public Disclosure Obligations...................................34
   15.8       Counterparts....................................................34
   15.9       Delivery by Fax.................................................34



                                LIST OF SCHEDULES


SCHEDULE 1.1(D)  BUDGET

SCHEDULE 1.1(J)  FALLS MOUNTAIN SHARE PLEDGE

SCHEDULE 1.1(FF)  DEVELOPMENT PHASES

SCHEDULE 1.1(KK)  WILLOW CREEK COAL SPECIFICATIONS

SCHEDULE 4.4(C)  OPINION

SCHEDULE 5.1  SALE AND PURCHASE AGREEMENT

SCHEDULE 11.1(G)  COAL LICENSES AND LEASES

SCHEDULE 13.2  AGENCY AGREEMENT

                      COAL PURCHASE AND FINANCING AGREEMENT

THIS AGREEMENT dated as of the 18th of May, 2004

BETWEEN:

         PINE VALLEY MINING CORPORATION a company incorporated under the laws of British Columbia having its registered office at Suite 3000 - 1055 West Georgia Street Vancouver, BC V6E 3R3 ("PINE VALLEY")

AND:

         FALLS MOUNTAIN COAL INC., a company incorporated under the laws of British Columbia having its registered office at Suite 3000 - 1055 West Georgia Street Vancouver, BC V6E 3R3 ("FALLS MOUNTAIN")


AND:

         PINE VALLEY COAL LTD., an Alberta corporation having its principal business office at Suite 501 - 535 Thurlow Street, Vancouver, BC V6E 3L2 ("PVC")

AND:

         MARUBENI CORPORATION, a corporation incorporated under the laws of Japan and having a business office at 4-2,1-Chome, Chiyoda-Ku, Tokyo, Japan ("MARUBENI")

WHEREAS:

A. Pine Valley is a public mining company with its Common shares listed for trading on the TSX Venture Exchange and the NASD OTC Bulletin Board;

B. Falls Mountain is a wholly-owned subsidiary of Pine Valley and holds Pine Valley's coal mining interests;

C. PVC is a wholly-owned subsidiary of Falls Mountain and holds and operates its principal asset, the Willow Creek Coal Project (as defined below);

D. Pine Valley requires additional financing to commence commercial production of coal from the Willow Creek Coal Project;

E. Marubeni wishes to purchase certain quantities of coal from and is prepared to provide debt financing to Pine Valley and its affiliates as the basis set out in this Agreement.

NOW THEREFORE, IN CONSIDERATION of the covenants and agreements in this Agreement, the Parties agree as follows:

1.       INTERPRETATION

1.1      DEFINED TERMS

In this Agreement:

         (a)   "ADDITIONAL FINANCING" has the meaning given to it in Section
               12.1;

         (b)   "AGENCY AGREEMENT" has the meaning given to it in Section 13.2;

         (c) "AGREEMENT" means this agreement including any recitals and Schedules to this agreement, as amended, supplemented or restated from time to time;

         (d) "BUDGET" means the budget to develop the Willow Creek Project attached as Schedule 1.1(d) to this Agreement, as such budget may be amended by Falls Mountain and approved by Marubeni, acting reasonably, from time to time;

         (e) "BUSINESS DAY" means a day other than a Saturday or Sunday on which banks are open for general banking business in Vancouver, B.C. and Tokyo, Japan;

         (f)   "CLOSING" and "CLOSING DATE" will have the meanings set out in
               Section 4.1;

         (g) "COAL YEAR" means the 12-month period running from April 1 of each calendar year to March 31 of the following calendar year;

         (h)   "DELIVERY POINT" has the meaning given to it in Section 6.1;

         (i)   "DRAW REQUEST" has the meaning given to it in Section 7.2;

         (j) "FALLS MOUNTAIN SHARE PLEDGE" means a share pledge agreement in the form attached as Schedule 1.1(j) pursuant to which Pine Valley will pledge all of the issued and outstanding shares in the capital of Falls Mountain to Marubeni as security for Pine Valley's guarantee of Falls Mountain's performance of its obligations under this Agreement;

         (k) "FALLS MOUNTAIN SECURITY AGREEMENT" means the Security Agreement dated May 13, 2004 among Falls Mountain and PVC as debtors and Marubeni as secured party;

         (l) "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

         (m) "GROSS SALE PRICE" means the price per tonne payable by Marubeni for the Purchase Commitment Coal pursuant to Sections 5.4 and 5.5 before the application of Introductory Discount;

         (n) "INTER-CREDITOR AGREEMENT" means an agreement between Mitsui Canada, Marubeni, Falls Mountain and PVC, pursuant to which Mitsui Canada and Marubeni will jointly manage their respective security interests in with assets of Falls Mountain and PVC;

         (o) "INTEREST" means the accrued interest on the Loan calculated and payable in accordance with Section 7.3;

         (p)   "INTEREST RATE" means the meaning given to it in Section 7.3;

         (q) "INTRODUCTORY DISCOUNT" means a discount applied to reduce the Gross Sale Price payable by Marubeni to Falls Mountain for the Purchase Commitment Coal in the amount of US$8.50 per tonne for the first 400,000 tonnes of Purchase Commitment Coal and of US$21.00 per tonne for the remaining 200,000 tonnes of Purchase Commitment Coal delivered FOB Neptune Terminal;

         (r) "INTRODUCTORY DISCOUNT PRICE" means the Gross Sale Price less the Introductory Discount;

         (s) "JOINT VENTURE" means the joint venture formed pursuant to the Joint Venture Agreement;

         (t) "JOINT VENTURE AGREEMENT" means the joint venture agreement between Mitsui Canada, Falls Mountain and Pine Valley, dated February 14, 1996 (as amended);

         (u) "LIBOR" means the then-current LIBOR rate for US dollar denominated loans having a term of six months as published in the Interest Rates section of the then-current edition of the Financial Times;

         (v) "LIENS" means any mortgage, lien, charge, hypothec or encumbrance, whether fixed or floating, on, or any security interest in, any property, whether real, personal or mixed, tangible or intangible, any pledge or hypothecation of any property, any deposit arrangement priority, conditional sale agreement, other title retention agreement or equipment trust, capital lease or other security arrangements of any kind;

         (w)   "LOAN" has the meaning given to it in Section 7.1;

         (x) "MARUBENI CANADA" means Marubeni Canada Ltd., a wholly-owned subsidiary of Marubeni;

         (y) "MITSUI" means Mitsui Matsushima Co., Ltd., a company incorporated under the laws of Japan and having its principal office at 1-12, Otemon 1-Chome, Chuo-ku, Fukuoka-shi, Fukuoka Prefecture, Japan;

         (z) "MITSUI CANADA" means Mitsui Matsushima Canada Ltd., a company incorporated under the laws of British Columbia having its registered office at

               Suite 1600 - 777 Dunsmuir Street, Vancouver, BC V7Y 1K7, and a subsidiary of Mitsui;

         (aa)  "OPTION TONNAGE" has the meaning given to it in Section 5.8;

         (bb) "PARTIES" means the parties to this Agreement and "PARTY" means any one of them;

         (cc)  "PCI" means pulverized coal injection;

         (dd) "PERMITTED LIENS" means the security interests granted to Mitsui Canada by PVC and Falls Mountain in the assets or Falls Mountain and PVC, Liens in favour of the British Columbia Ministry of Energy and Mines over reclamation security deposits required in connection with the permits for the Willow Creek Project, and any other Liens permitted under the Falls Mountain Security Agreement and the Falls Mountain Share Pledge;

         (ee) "PERSON" means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any Governmental Authority or any incorporated or unincorporated entity or association of any nature;

         (ff) "PHASE I", "PHASE II" and "PHASE III" mean the development phases planned for the Willow Creek Project and described in Schedule 1.1(ff);

         (gg)  "PINE VALLEY GROUP" means Pine Valley, Falls Mountain and PVC;

         (hh) "PROJECT INFORMATION" means all information and data relating to the Willow Creek Project and this Agreement;

         (ii) "PURCHASE COMMITMENT" means Marubeni's obligation to purchase coal as described in Section 5.1;

         (jj) "PURCHASE COMMITMENT COAL" means the 600,000 tonnes of Willow Creek Coal described in Section 5.1;

         (kk) "WILLOW CREEK COAL" means standard low-volatile pulverized coal injection coal and coking coal produced from the Willow Creek Project having the characteristics described in Schedule 1.1(kk);

         (ll) "WILLOW CREEK PROJECT" means the exploration, development and commercial exploitation of coal properties held by the Pine Valley Group in north-eastern British Columbia.

1.2      GOVERNING LAW

This Agreement and each of the documents contemplated by or delivered under or in connection with this Agreement are governed exclusively by, and are to be enforced, construed and interpreted exclusively in accordance with, the laws of British Columbia and the laws of Canada applicable in British Columbia which will be deemed to be the proper law of this Agreement.

1.3      SEVERABILITY

Each provision of this Agreement is intended to be severable and accordingly:

         (a) the unenforceability or invalidity of any particular provision under any applicable law or in any jurisdiction, as determined by a court having jurisdiction, an arbitrator or arbitrators appointed under this Agreement, or other authority having jurisdiction, will not affect the validity or enforceability of any other provision, except that if, the other provision is expressly stated to be, or if, on a proper construction of this Agreement as a whole, it is reasonable to conclude that the Parties intended the other provision to be, dependent on the validity and enforceability of the particular provision, the other provision will also be invalid or unenforceable; and

         (b) if any provision of this Agreement is determined to be invalid or unenforceable as aforesaid or is invalid or unenforceable pursuant to subparagraph (a), the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions were not contained herein.

If, as a result of a determination that any part of this Agreement is unenforceable or invalid as aforesaid, and as a result of or despite the operation of this section, the expectations of the Parties, as determined on a proper construction of this Agreement as a whole, are substantially frustrated, the Parties will negotiate in good faith such amendments and additions to this Agreement as are reasonable and necessary to realize the original expectations to the greatest extent possible under the circumstances.

1.4      NUMBER AND GENDER

Unless otherwise specified, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5      TIME OF DAY

Unless otherwise specified, references to time of day or date mean the local time or date in Vancouver, British Columbia.

1.6      TIME OF ESSENCE

Time is of the essence of this Agreement.

1.7      SCHEDULES

The schedules attached to this Agreement, will, for all purposes, form an integral part of the Agreement.

1.8      CURRENCY

Except as otherwise expressly provided, all references to amounts of money mean lawful currency of the Canada.

2.       REPRESENTATIONS AND WARRANTIES OF THE PINE VALLEY GROUP

2.1      REPRESENTATIONS AND WARRANTIES OF FALLS MOUNTAIN

Falls Mountain represents and warrants as follows and acknowledges and confirms that Marubeni is relying upon such representations and warranties in entering into this Agreement:

         (a) Falls Mountain is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

         (b) this Agreement has been duly authorized, executed and delivered by Falls Mountain and is a legal, valid and binding obligation of Falls Mountain, enforceable against Falls Mountain in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

         (c) Falls Mountain has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement;

         (d) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Falls Mountain; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Falls Mountain is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Falls Mountain or any order of any governmental authority or any applicable law;

         (e) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against Falls Mountain or any of its assets which could have a material adverse effect on its business or assets;

         (f) the Willow Creek Project is the sole business undertaking of Falls Mountain;

         (g) Falls Mountain has conducted and is conducting, in all material respects, its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which the Willow Creek Project is carried on and it holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable the Willow Creek Project to be carried on as now conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing, in all material respects, and Falls Mountain has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if subject to an unfavourable decision, ruling or finding, would materially adversely affect the business or assets of Falls Mountain;

         (h) Falls Mountain is the legal and beneficial owner of all of the issued and outstanding shares in the capital of PVC, free and clear of any Liens other than Permitted Liens; and

         (i) except for those Willow Creek Project assets registered in the name of PVC, Falls Mountain owns all of the Willow Creek Project assets, licences, and permits required to carry on the Willow Creek Project in its current state of development free and clear of any Liens other than Permitted Liens.

The representations set out in this Section are continuous in nature and will continue in effect as representations and warranties of Falls Mountain repeated on a daily basis during the currency of this Agreement.

2.2      REPRESENTATIONS AND WARRANTIES OF PINE VALLEY

Pine Valley represents and warrants as follows and acknowledges and confirms that Marubeni is relying upon such representations and warranties in entering into this Agreement:

         (a) Pine Valley is a valid and subsisting company duly incorporated under the laws of the Province of British Columbia and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

         (b) this Agreement has been duly authorized, executed and delivered by Pine Valley and is a legal, valid and binding obligation of Pine Valley, enforceable against Pine Valley in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

         (c) Pine Valley has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement; and

         (d) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Pine Valley; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which :Pine Valley is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Pine Valley or any order of any governmental authority or any applicable law;

         (e) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against Pine Valley or any of its assets which could have a material adverse effect on its business or assets;

         (f) Pine Valley has conducted and is conducting, in all material respects, its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and it holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing, in all material respects, and Pine Valley has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if subject to an unfavourable decision, ruling or finding, would materially adversely affect the business or assets of Pine Valley; and

         (g) Pine Valley is the legal and beneficial owner of all of the issued and outstanding shares in the capital of Falls Mountain, free and clear of any Liens.

The representations set out in this Section are continuous in nature and will continue in effect as representations and warranties of Pine Valley repeated on a daily basis during the currency of this Agreement.

2.3      REPRESENTATIONS AND WARRANTIES OF PVC

PVC represents and warrants as follows and acknowledges and confirms that Marubeni is relying upon such representations and warranties in entering into this Agreement:

         (a) PVC is a valid and subsisting corporation duly incorporated under the laws of the Province of Alberta and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

         (b) this Agreement has been duly authorized, executed and delivered by PVC and is a legal, valid and binding obligation of PVC, enforceable against PVC in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

         (c) PVC has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement;

               the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of PVC; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which :PVC is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of PVC or any order of any governmental authority or any applicable law;

         (d) no litigation or administrative proceedings before any court or governmental authority are presently pending, or have been threatened in writing against PVC or any of its assets which could have a material adverse effect on its business or assets;

         (e) PVC has conducted and is conducting, in all material respects, its business in compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which its business is carried on and it holds all licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable its business to be carried on as now conducted, and all such licences, registrations, permits, consents and qualifications are valid and subsisting and in good standing, in all material respects, and PVC has not received any notice of proceedings relating to the revocation or modification of any such licence, registration, permit, consent or qualification which, if subject to an unfavourable decision, ruling or finding, would materially adversely affect the business or assets of PVC; and

         (f) except for those Willow Creek Project assets owned by Falls Mountain, PVC owns all of the Willow Creek Project assets, licences, and permits required to carry on the Willow Creek Project in its current state of development free and clear of any Liens other than Permitted Liens.

The representations set out in this Section are continuous in nature and will continue in effect as representations and warranties of PVC repeated on a daily basis during the currency of this Agreement.

3.       REPRESENTATIONS AND WARRANTIES OF MARUBENI

Marubeni hereby represents and warrants as follows and acknowledges and confirms that the Pine Valley Group is relying upon such representations and warranties in entering into this Agreement:

         (a) Marubeni is a valid and subsisting company duly incorporated under the laws of Japan and has all necessary corporate power and authority to enter into this Agreement and perform its obligations hereunder;

         (b) this Agreement has been duly executed and delivered by Marubeni and is a legal, valid and binding obligation of Marubeni, enforceable against Marubeni in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors' rights generally and subject to the qualification that specific performance and injunction, as equitable remedies, may only be granted in the discretion of a court of competent jurisdiction;

         (c) Marubeni has good and sufficient right, power, corporate authority and capacity to enter into and perform its obligations under this Agreement;

         (d) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not conflict with or result in the breach of, or the acceleration of, any terms, provisions or conditions of or constitute a default under: (i) the constating documents of Marubeni; (ii) any indenture, mortgage, deed of trust, agreement, lease, franchise, certificate or other instrument to which Marubeni is a party or is bound; or (iii) any term or provision of any licenses, registrations or qualifications of Marubeni or any order of any governmental authority or any applicable law;

         (e) to the best of Marubeni's knowledge and belief, without having made specific inquiry, there is not now pending or threatened against Marubeni, nor has Marubeni received notice in respect of any material claim, nor is Marubeni aware of any facts that could give rise to any claim, which could lead to, any litigation, action, suit or other proceeding by or before any court, tribunal or other competent governmental agency or authority or regulatory body which if determined adversely to Marubeni would materially affect the application of this Agreement or the Parties;

         (f) Marubeni is the legal and beneficial owner of all of the issued and outstanding shares in the capital of Marubeni Canada; and

         (g)   Marubeni is a non-resident of Canada within the meaning of
               Section 116 of the Income Tax Act (Canada).

The representations and warranties set out in this Section are continuous in nature and will continue in effect as representations and warranties of Marubeni repeated on a daily basis during the currency of this Agreement.

4.       CLOSING

4.1      CLOSING DATE

The closing of the Loan advance contemplated by this Agreement (the "CLOSING") will take place at the offices of the Pine Valley Group's Vancouver legal counsel at 11:00 a.m. (Vancouver time) on May 21,2004, or such other date as may be agreed to by the Parties (the "CLOSING DATE").

4.2      PINE VALLEY GROUP CLOSING DOCUMENTS

At the Closing, the Pine Valley Group will table and, in accordance with the other provisions of Section 4, will deliver to Marubeni:

         (a)   this Agreement duly executed by each member of the Pine Valley
               Group;

         (b) the Inter-Creditor Agreement duly executed by Falls Mountain and PVC;

         (c) a certificate of a senior officer of each member of the Pine Valley Group directed to the truth and accuracy of the representations and warranties of that member of the Pine Valley Group made in this Agreement and the performance by that member of the Pine Valley Group of the covenants to be performed by it at or before the Closing and providing particulars of any inaccuracy or non-performance;

         (d) certified copies of resolutions of the directors of each member of the Pine Valley Group authorizing the execution and delivery by each such member of this Agreement and the performance of each such member's obligations hereunder;

         (e)   the Falls Mountain Share Pledge duly executed by Pine Valley;

         (f) the Falls Mountain Security Agreement duly executed by Falls Mountain and PVC;

         (g)   the Agency Agreement duly executed by Falls Mountain;

         (h) a comfort letter executed by Falls Mountain confirming its intention to produce and deliver coal to meet the requirements of Marubeni in connection with letters of intent solicited by Marubeni and issued to Marubeni by proposed end-users of the Willow Creek Coal;

         (i) a bank draft in the amount of US $38,000 made payable to Marubeni Canada in connection with Falls Mountain's obligation to pay a fee in a that amount pursuant to Section 7.4; and

         (j) all other documents as Marubeni or its solicitors may reasonably request pursuant to the terms and conditions of this Agreement.

4.3      MARUBENI'S CLOSING DOCUMENTS

At the Closing Marubeni will table and, in accordance with the other provisions in Section 4, will deliver to the Pine Valley Group:

         (a)   this Agreement duly executed by Marubeni;

         (b) a certificate signed by the General Manager of Marubeni's legal department (or the General Manager of Marubeni's coal department) directed to the truth and accuracy of the representations and warranties of Marubeni in this Agreement and the performance by Marubeni of the covenants to be performed at or before the Closing and providing particulars of any inaccuracy or non-performance;

         (c) a certificate signed by the General Manager of Marubeni's legal department confirming that the execution and delivery of this Agreement by Marubeni and the performance by Marubeni of each its obligations hereunder have been authorized by all necessary corporate procedures;

         (d)   the Agency Agreement duly executed by Marubeni;

         (e) a bank draft in the amount of US $1,000,000 representing the initial advance of the Loan principal for immediate deposit to the Project Account; and

         (f) all other documents as the Pine Valley Group may reasonably request pursuant to the terms and conditions of this Agreement.

4.4      CONDITIONS PRECEDENT

The obligations of Marubeni to complete the Closing are subject to the conditions stated at Subsections (a), (b), and (c) and below which are for the exclusive benefit of Marubeni and all or any of which may be waived by Marubeni.

         (a) Marubeni will have received confirmation of the registration of the Falls Mountain Security Agreement in the personal property security registries of British Columbia and Alberta, and the recording of the Falls Mountain Security Agreement on the title records of the Willow Creek Project coal licenses and coal leases maintained at the office of the British Columbia Coal Administrator.

         (b) Marubeni will have received the Inter-Creditor Agreement duly executed by Mitsui Canada, Falls Mountain and PVC.

         (c) Marubeni will have received an opinion of the Pine Valley Group's legal counsel in the form attached as Schedule 4.4(c).

Marubeni and Falls Mountain will use reasonable commercial efforts to fulfill the condition in Subsection 4.4(a) and to settle the form of the Inter-Creditor Agreement with Mitsui Canada promptly following the execution and delivery of this Agreement.

5.       COAL PURCHASES

5.1      PURCHASE COMMITMENT

Falls Mountain will sell to Marubeni, and Marubeni will purchase from Falls Mountain 600,000 tonnes of Willow Creek Coal over the two-year period commencing on the Closing Date at prices determined in accordance with Section 5.4 (the "PURCHASE COMMITMENT COAL") in accordance with the terms and conditions of this Agreement and such other terms and conditions as are customarily included in agreements for the purchase and sale of coal to purchasers in Japan, all of which will be incorporated into coal sale and purchase agreements substantially in the form attached as Schedule 5.1.

5.2      DELIVERY SCHEDULE

Subject to Section 5.3, deliveries of Willow Creek Coal purchased by Marubeni pursuant to the Purchase Commitment will commence not later than six months following the Closing Date and will continue thereafter at an amount per quarter mutually agreeable to Marubeni and Falls Mountain such that Falls Mountain will deliver to Marubeni:

         (a) 200,000 tonnes of Willow Creek Coal between July 1, 2004 and March 31, 2005;

         (b) an additional 200,000 tonnes of Willow Creek Coal between April 1, 2005 and March 31, 2006; and

         (c) an additional 200,000 tonnes of Willow Creek Coal between April 1, 2005 and March 31, 2006.

Falls Mountain will use reasonable commercial efforts to ensure that sufficient coal is available to meet the above-described delivery schedule.

Notwithstanding the foregoing, if a Force Majeure (as defined in Section 14) or any other event occurs, and the Parties, acting reasonably, agree that, in the circumstances of such event, requiring Falls Mountain to comply with the above-noted March 31, 2006 deadline would impose an undue hardship on the Pine Valley Group, then the above noted March 31, 2006 deadline will be extended by six months to September 30, 2006.

5.3      VOLUME ADJUSTMENTS

Notwithstanding Section 5.2, the Parties acknowledge that vessels may not load the precise tonnages planned by the Parties. To accommodate such variances, the Parties will work cooperatively to ensure that sufficient stocks of Willow Creek Coal are made available to ensure that deliveries match the available vessels' tonnage requirements, provided that the total Purchase Commitment amount will be delivered by March 31, 2006. In addition, while the Parties will make reasonable commercial efforts to arrange for deliveries of Purchase Commitment Coal to occur on an even basis throughout each applicable delivery period, the Parties acknowledge and agree that, during an initial start-up period running from July 1, 2004 to March 31, 2005, it is likely that more tonnes of the Committed Purchase Coal will be delivered later in the period rather than evenly throughout the period.

5.4      CURRENT COAL-YEAR PRICING

                        CONFIDENTIAL TREATMENT REQUESTED

For purchases of the Purchase Commitment Coal during the Coal Year commencing on April 1, 2004 and ending on March 31, 2005, Marubeni will pay a price of US$ ****** per tonne, less the applicable Introductory Discount.

5.5      FUTURE COAL-YEAR PRICING

For purchases of Purchase Commitment Coal in each subsequent Coal Year, Marubeni will pay a price per tonne for the Purchase Commitment Coal fixed for that Coal Year by agreement between Falls Mountain and Marubeni at that price that is the reasonably achievable market price from coal buyers in Japan, Korea or Taiwan for Willow Creek Coal taking into account all relevant circumstances that are likely to have a material effect on such market price (including, the delivery point, credit worthiness of the buyer, and purchase volume commitments made by the buyer), less the applicable Introductory Discount.

5.6      RESALE TERMS

Marubeni will resell all of the Purchase Commitment Coal to end-users under agreements that accord with this Section 5.6. In each case, prior to entering into an agreement for the resale of Purchase Commitment Coal to an end-user, Marubeni will disclose the proposed agreement, including, without limitation, the price, delivery and payment terms, to Falls Mountain for its review and consideration, and Marubeni will not proceed with the proposed sale unless:

         (a) the proposed sale price payable by the end-user is equal to the Gross Sale Price for that same coal; and

         (b) the proposed payment and delivery terms are acceptable to Falls Mountain, acting reasonably.

5.7      DISCOUNT APPLICATION

The difference between Gross Sale Price and the Introductory Discount Price for the sale of each and every tonne of the Purchase Commitment Coal will be applied by Marubeni to the credit of Falls Mountain toward the repayment of the Loan principal. Such reductions of the Loan principal will be deemed to be effective as of the earlier of the day on which Marubeni pays the cash portion of the purchase price for the subject Purchase Commitment Coal and the day on which such cash payment is due from Marubeni.

5.8      OPTION TONNAGE

                        CONFIDENTIAL TREATMENT REQUESTED

In addition to the Purchase Commitment Coal, Marubeni will have an option, exercisable at its discretion, to purchase up to an additional ******** tonnes of Willow Creek Coal (the "OPTION TONNAGE") during the period running from July 1, 2004 to March 31, 2005 at a price of US$ ***** per tonne. If Marubeni elects to exercise this option, then it must give Falls Mountain written notice of its intention to do so, including the total amount of the Option Tonnage Marubeni will purchase, by no later than December 31, 2004, so as to permit Falls Mountain a reasonable opportunity to produce and deliver the Option Tonnage, and Marubeni must purchase and remove from the Option Tonnage from Neptune Terminal no later than March 31, 2005.

5.9      OPTION TONNAGE TERMS

If Marubeni exercises its option to purchase the Option Tonnage in accordance with Section 5.8, then, subject to the deadline prescribed under Section 5.8, Falls Mountain and Marubeni will negotiate in good faith to settle upon mutually agreeable terms for the timing and volume of deliveries of the Option Tonnage that are consistent with the overall coal production and delivery plans for the Willow Creek Project. To the extent not inconsistent with this Section 5.9, the terms of Section 6 will apply to sales of the Option Tonnage coal.

5.10     PRIORITY DELIVERIES

In each calendar quarter, Falls Mountain will ensure that the Willow Creek Coal produced is delivered first to fulfil the required deliveries of the Purchase Commitment Coal in Subsection 5.2(a) and then, if applicable, the Option Tonnage, and then the remaining Purchase Commitment Coal in accordance with the timing for the delivery of the same prescribed under Section 5.2, unless otherwise agreed by Marubeni and Falls Mountain. Production of Willow Creek Coal in excess of such required deliveries may be sold by Falls Mountain at its discretion.

5.11     ASSIGNMENT OF PURCHASE COMMITMENT

Neither the Pine Valley Group, nor Marubeni will be allowed to assign its obligations with respect to the purchase and sale of the Purchase Commitment Coal without the prior written approval of the other, provided that such approval will not be unreasonably withheld or delayed.

If Marubeni assigns any of its obligation to purchase the Purchase Commitment Coal, then to the extent the Purchase Commitment Coal is purchased by a third-party assignee, then the Introductory Discount Price will not apply and, upon receipt of the sale proceeds, Falls Mountain will pay directly to Marubeni an amount per tonne for each such tonne of coal equal to the amount of the price discount that would have applied had the coal been sold to Marubeni, which payment(s) will be applied to the credit of Falls Mountain to reduce the outstanding principal amount of the Loan.

5.12     CHANGE OF CONTROL

If the Pine Valley Group sells, assigns or transfers to a third party an interest of greater than 50% of the Willow Creek Project or a third party purchases all outstanding shares of Falls Mountain, then the Pine Valley Group will make it a condition of such sale, assignment, transfer or purchase that the Purchase Commitment Coal and Option Tonnage obligations will remain in effect and will be binding on both the third party assignee, transferee, or purchaser, as the case may be, and Marubeni. In addition, the Parties acknowledge and agree that, in the event of a change of control of Pine Valley, such event will have no effect on the enforceability of this Agreement, nor will it in any way diminish the right and obligations of any Party arising under or in connection with this Agreement.

5.13     GENERAL PINE VALLEY GROUP COVENANTS

The Pine Valley Group will:

         (a) use reasonable commercial efforts to at all times maintain in place and in good standing the coal licenses, coal leases, mining permits, operating agreements, rail haulage agreements and port agreements that are, in the opinion of the Parties, acting reasonably, necessary and desirable to fulfil the Willow Creek Coal production and delivery obligations arising under or in connection with this Agreement;

         (b) provide quarterly consolidated un-audited financial statements and annual consolidated audited financial statements to Marubeni coincident with the filing by Pine Valley of such financial information with the British Columbia Securities Commission; and

         (c) without the prior written consent of Marubeni, not dispose of any assets except in the ordinary course of its business.

6.       COAL DELIVERIES

6.1      DELIVERY POINT

Subject to the other provisions of this Agreement, the delivery point for all Purchase Commitment Coal and Option Tonnage will be F.O.B. vessels named by Marubeni at the Neptune Terminal in North Vancouver, British Columbia (the "DELIVERY POINT").

6.2      DELIVERY POINT COSTS

Marubeni will be responsible for all normal practice costs such as vessel costs, harbour dues and other shipping related costs and must ensure that all vessels dispatched to the Neptune Terminal meet Neptune's vessel standards.

6.3      ALTERNATIVE DELIVERY POINT

If a Party requests that deliveries of Purchase Commitment Coal or Option Tonnage be made to a terminal other than at the Delivery Point, then the Parties will negotiate in good faith to make reasonable alternative delivery point arrangements with all reasonable direct and indirect incremental costs borne by the party requesting the alternative deliver point.

6.4      LOADING RATE

Falls Mountain will ensure a vessel loading rate at the Delivery Point of approximately 30,000 tonnes per weather working day, holidays excluded, unless used. Specific loading-rate guarantees will, in each case, depend upon vessel to be loaded. Falls Mountain will provide Marubeni with Neptune Terminal's standard loading terms, which terms are consistent with normal international coal loading facility terms.

6.5      DELIVERY SCHEDULES

Falls Mountain and Marubeni will discuss and agree upon quarterly delivery schedules designed to maintain reasonable stockpiles of coal at the mine site and at Neptune Terminals, and to permit Falls Mountain to meet its coal sales commitments to Marubeni and to other purchasers of Willow Creek Coal.

6.6      PAYMENT TERMS

Falls Mountain will send copies of the shipping documents and will invoice Marubeni for each shipment of Willow Creek Coal made to or to the order of Marubeni under this Agreement within five days of Falls Mountain receiving the final shipping documents for the shipment. Marubeni will pay such invoices within one Business Day of the due date for the payment to Marubeni for the subject coal from the end-user.

7.       CREDIT FACILITY

7.1      LOAN COMMITMENT

Subject to the terms and conditions of this Agreement, Marubeni will lend to Falls Mountain US $7,600,000 (the "LOAN"). The Loan is available to be drawn down by Falls Mountain on a non-revolving basis. Other than the initial advance of US $1,000,000 that will be made by delivering a draft at the Closing, the Lender will, in each case, advance the Loan proceeds by wire transfer to the Project Account (as defined below).

7.2      LOAN ADVANCES

Marubeni will advance US$1,000,000 of the Loan at the Closing and the balance of the Loan, from time to time, within three Business Days of the receipt by Marubeni of a valid draw request (each a "DRAW REQUEST") from Falls Mountain. A valid Draw Request will request funds in multiples of US$100,000, be in writing and will include the following information:

         (a) the Budget items that Falls Mountain intends to fund with the requested funds;

         (b) the time period over which Falls Mountain expects the requested funds will be expended; and

         (c) confirmation that no Event of Default has occurred and is continuing.

Falls Mountain will not issue a Draw Request unless the Loan proceeds it is requesting are reasonably required by the Pine Valley Group fund the expenditures contemplated under the Budget during the then-next thirty days, including funds required for reasonable corporate overhead expenses of the Pine Valley Group. A minimum of US $100,000 of the Loan principal will not be subject to a Draw Request and will remain available to be advanced until September 1, 2004.

7.3      LOAN INTEREST

Subject to the application of a premium in the circumstances described below, the outstanding principal amount of the Loan will bear interest at an annual effective interest rate equal to the LIBOR plus 4% (the "INTEREST RATE") on the Advanced Funds Principal. Except for the stub period between the Closing Date and June 30, 2004 in respect of which the Interest Rate will be fixed on the last Business Day immediately prior to the Closing Date, the Interest Rate will be fixed on the last Business Day of each calendar quarter for the subsequent calendar quarter. The amount interest accrued on the outstanding principal amount of the Loan (the "INTEREST") each calendar quarter will be paid by Falls Mountain to Marubeni by the third Business Day following the end of each calendar quarter. If Falls Mountain fails to meet the Willow Creek Coal delivery requirements set out in Sections 5.2 and 5.3, then, provided that the acts or omissions of Marubeni have not materially contributed to such failure, the Interest Rate applicable on that portion of the Loan principal that would have otherwise been reduced pursuant to Section 5.7 had Falls Mountain fulfilled such delivery requirements will be increased to a premium rate that is 2% per annum above the Interest Rate until such portion of the Loan principal and all accrued Interest relating to such portion of the Loan principal have been repaid.

7.4      LOAN FEES

Falls Mountain will pay to or to the order of Marubeni an initial fee of US$38,000 as a fee to compensate Marubeni for its costs incurred in connection with establishing the Loan facility. In addition, on March 31, 2006, Falls Mountain will pay to or to the order of Marubeni an additional amount equal to 0.5% of the gross Loan principal advanced by Marubeni between the Closing Date and March 31, 2006.

7.5      DUE DATE

Subject to the early repayment provisions in Sections 7.7 and 7.8, Falls Mountain will pay to Marubeni, the entire outstanding amount of the Loan and any and all accrued and unpaid Interest by no later than March 31, 2006.

Notwithstanding the foregoing, if a Force Majeure (as defined in Section 14) or any other event occurs, and the Parties, acting reasonably, agree that, in the circumstances of such event, requiring Falls Mountain to comply with the above-noted March 31, 2006 deadline would impose an undue hardship on the Pine Valley Group, then the above noted March 31, 2006 deadline will be extended by six months to September 30, 2006.

7.6      WITHHOLDING TAXES

All payments in respect of interest, structuring fees and other amounts owing under this Agreement will be made free and clear without deduction for any taxes, duties, fees or other charges unless those deductions are required by law. If Falls Mountain is compelled by law to make any such deduction, it will pay such additional amounts as will result in receipt by Marubeni of the full amount which would have been paid had no such deduction been made. Falls Mountain will use its best efforts to provide, as soon as possible after a deduction or withholding is made, official receipts or other official documentation to Marubeni evidencing payment of the taxes, duties, fees or other charges. If, following the imposition of taxes, duties, fees or other charges referred to above upon any such payment, Marubeni is granted a credit or refund in respect of those taxes for any tax payable, Marubeni (subject to Falls Mountain having paid an additional amount in accordance with this paragraph), to the extent that it is satisfied that it can do so without prejudice to the retention of the amount of the credit or refund, will reimburse Falls Mountain for that amount which Marubeni certifies to be the proportion of the credit or refund as will leave Marubeni (after the reimbursement) in no worse or better position than it would have been in if there had been no taxes imposed upon the payment by Falls Mountain referred to above, and that reimbursement will be made immediately upon the credit or refund being granted to Marubeni. Marubeni will use reasonable commercial efforts to realize any such refunds or credits.

7.7      PREPAYMENT

Falls Mountain will have the right, at its option, to pay the Loan, in whole or in part at any time and from time to time, without bonus or penalty. If Falls Mountain repays the Loan in full before Marubeni has completed the purchase of all 600,000 tonnes of the Purchase Commitment Coal, then Marubeni will remain obligated to purchase and Falls Mountain will remain obligated to sell all of the Purchase Commitment Coal, however the price payable by Marubeni for the portion of the Purchase Commitment Coal purchased after the repayment of the Loan will be the Gross Sale Price for such coal and not the Introductory Discount Price.

7.8      SALE OF THE PROJECT

If the Pine Valley Group sells, assigns or transfers to a third party an interest of greater than 50% of the Willow Creek Project or a third party purchases all outstanding shares of Falls Mountain, then the Pine Valley Group will make it a condition of any such transaction that the outstanding Loan principal and accrued Interest will be repaid in full out of the transaction proceeds.

8.       USE OF PROCEEDS

8.1      BUDGET

The Loan proceeds will be used by the Pine Valley Group solely to fund the expenditures contemplated under the Budget, including funds required for reasonable corporate overhead expenses of the Pine Valley Group.

8.2      SPENDING LIMITS

Total capital spending by the Pine Valley Group on for Willow Creek Project Phases I and II that is funded by the Loan principal will be capped at the amounts shown in the Budget, and the Pine Valley Group will not be permitted to make capital expenditures on Phases I and II out of the Loan proceeds in excess of the amounts shown in the Budget without Marubeni's prior consent, provided that such consent will not be unreasonably withheld or delayed.

Notwithstanding the foregoing, without any requirement for the consent of Marubeni, the Pine Valley Group will be permitted to apply unused components of the total Phases I and II capital amounts shown in the Budget to expenditure categories requiring additional expenditure, provided that the total spent does not exceed the total amount listed in the Budget and all elements of the Willow Creek Project will be developed to the extent necessary to achieve a production volume of not less than 1.0 million tonnes per year.

8.3      PROJECT ACCOUNT

The Loan proceeds will, upon being advanced by Marubeni, be deposited into an account maintained at the main branch of the Bank of Montreal in Vancouver B.C. or a Vancouver branch of any other Canadian chartered bank, and will be opened in joint names of Marubeni's agent, Marubeni Canada, and Falls Mountain (the "PROJECT ACCOUNT"). Falls Mountain will effect a draw of funds from the Project Account by issuing a written request that will include:

         (a) a detailed list of the specific invoices to be paid or other uses to be made with the requested funds, including payees, amounts, and other particulars sufficient to permit Marubeni to determine whether the funds are reasonably required for the Willow Creek Project and the Pine Valley Group's ongoing corporate overhead expenses, and the request reasonably accords with the Budget;

         (b) except in the case of the initial Release Request, a detailed accounting of the payments made out of the funds released pursuant to the preceding Release Request;

         (c) confirmation that no Event of Default has occurred and is continuing;

         (d) confirmation that the proposed payments comply with the use of funds permitted under this Agreement;

         (e) confirmation that, as of the date of the Release Request, none of the Pine Valley Group is in breach of any representation, warranty or covenant under this Agreement; and

         (f) confirmation that the aggregate of funds available to Falls Mountain under the Loan, the Additional Funds, and Falls Mountain's working capital are sufficient to allow Falls Mountain to complete Phases I and II of the Willow Creek Project in a manner that, subject to the limits prescribed under the mining permit for the Willow Creek Project, will achieve a production volume of not less than 1.0 million tonnes of coal per year.

(a "RELEASE REQUEST").

Subject to Section 8.9, funds released from the Project Account pursuant to a Release Request will be paid directly to the payees specified in the list of invoices described above within 7 Business Days of the Release Request being delivered to Marubeni.

8.4      POST-PRODUCTION ACCOUNTS

In addition to the Project Account, Marubeni, through its agent, Marubeni Canada, and Falls Mountain will establish two accounts at the main branch of the Bank of Montreal in Vancouver B.C. or a Vancouver branch of any other Canadian chartered bank (the "POST-PRODUCTION ACCOUNTS"). One of the Post-Production Accounts will be a US dollar account held jointly by Marubeni, through its agent, Marubeni Canada, and Falls Mountain into which will be deposited the coal sales revenues received by Falls Mountain from the sale of the Willow Creek Project (the "COAL SALES REVENUE") and the other will be a Canadian dollar account held by Falls Mountain alone into which Coal Sales Revenue will be transferred as working account to fund the expenses and obligations of the Pine Valley Group.

8.5      TERMINATION OF POST-PRODUCTION ACCOUNTS

After completion of Phases I and II of the Willow Creek Project, and after the balance in the US dollar Post-Production Account is sufficient to pay all outstanding debts of the Pine Valley Group to Mitsui Canada, the outstanding budgeted Phase III capital expenditures, and the outstanding Loan principal and accrued Interest owing to Marubeni, any future Coal Sales Revenues will be deposited into Falls Mountain's general operating accounts and will no longer be subject to management by or input from Marubeni under this Agreement or otherwise. Immediately following the repayment by Falls Mountain of the outstanding Loan principal and accrued

Interest owing to Marubeni the Post-Production Accounts will be closed and all of the funds therein will be transferred to or to the order of Falls Mountain.

8.6      SIGNING AUTHORITIES

Payments from the Project Account and the US dollar Post-Production Account will require two signatures, one from an authorized signing officer of each of Marubeni's agent, Marubeni Canada, and Falls Mountain. The Canadian dollar Post-Production Account and all other Pine Valley Group bank accounts, including Falls Mountain's operating accounts, will require two authorized signing officers of the account holder to sign each cheque or other withdrawal.

8.7      MARUBENI CANADA

Marubeni hereby confirms that it has appointed Marubeni Canada as its agent in connection with this Agreement for the sole purpose of being a joint holder, on behalf of Marubeni, and together with Falls Mountain, of the a Project Account and the US dollar Post-Production Account. Such appointment by Marubeni of Marubeni Canada to serve as its agent under this Agreement will in no way release Marubeni from any of its obligations under this Agreement. Marubeni will cause Marubeni Canada to performs its role as Marubeni's agent in compliance with the terms and conditions of this Agreement, and will be fully liable to the members of the Pine Valley Group for any and all acts or omissions of Marubeni Canada in connection with such agency.

8.8      RIGHTS TO ACCOUNTS

Except as expressly provided for below, Marubeni and Marubeni Canada will have no right, title or interest in or to the funds in the Project Account or the Post-Production Joint Accounts, and those accounts are being established merely as a mechanism to manage the receipt and disbursement of Falls Mountain's funds under this Agreement. Marubeni's rights with respect to the Project Account or the Post-Production Joint Accounts are strictly limited to the following:

         (a) for so long as any of the Loan or accrued Interest remains outstanding, Marubeni, either directly or through its agent, Marubeni Canada, will be entitled to control the disbursement of funds from such accounts to ensure that such funds are applied by Falls Mountain in accordance with this Agreement; and

         (b) Marubeni will be entitled to rights in and to funds in the Project Account or the Post-Production Joint Accounts to the extent such rights arise out of Marubeni's proper enforcement of its rights under the Falls Mountain Security Agreement.

Neither Marubeni, nor its agent, Marubeni Canada, will represent to any Person that it has any right, title or interest in or to the funds in the Project Account or the Post-Production Joint Accounts other than those described in this Section.

8.9      PROJECT ACCOUNT DISBURSEMENTS

If Marubeni objects to the payment of any invoice ("QUESTIONED INVOICE") listed on a Release Request issued under Section 8.3, then Marubeni will provide written notice of its objection and the reasons therefore to Falls Mountain within five Business Days of the Release Request being delivered to Marubeni. Promptly following the issuance by Marubeni of notice of such an objection, the Parties will arrange a meeting, which meeting may be held in person, by telephone or, if acceptable to the Parties, through an exchange of e-mails, to give Marubeni an opportunity to explain its concerns regarding the invoice in question and Falls Mountain an opportunity to respond to such concerns. If appropriate, Falls Mountain will provide such additional information as may be requested by Marubeni, acting reasonably, to support or explain the Questioned Invoice.

8.10     REALLOCATION OF FUNDS

Loan proceeds originally allocated in the Budget to capital expenditure and pre-development general corporate overhead may be applied to the Pine Valley Group's general working capital requirements or Phase III only after the Willow Creek Project construction specified under Phase I and Phase II has been completed and Falls Mountain has provided notice of such completion to Marubeni.

8.11     POST-PRODUCTION ACCOUNT DISBURSEMENTS

The funds held in the Post-Production Accounts will be managed and disbursed in accordance with annual budgets (including a fifteen per cent contingency) prepared by Falls Mountain and approved by Marubeni, acting reasonably, taking into account the requirements of operating the Willow Creek Project at an annual production level of 2,000,000 tonnes and the benefits to the Pine Valley Group arising out of the identification of additional coal resources and reserves ("PROJECT BUDGETS"), provided that the initial Project Budget may, at the discretion of Falls Mountain, cover a period of less than one year due to the difficulty of predicting initial costs during start up and transition of the Willow Creek Project to its full production capacity.

8.12     US POST-PRODUCTION ACCOUNT

The funds will be released from the US dollar Post-Production Account at the request of Falls Mountain for deposit to the Canadian dollar Post-Production Account in a timely and sufficient manner as funds are required in accordance with the then-current Project Budget.

8.13     CANADIAN POST-PRODUCTION ACCOUNT

Expenditures from the Canadian dollar Post-Production Account will be under the control of Falls Mountain and will be used to operate the Willow Creek Project and to otherwise carry on the business of the Pine Valley Group, including, but not limited to expenditures on the following items: Willow Creek Project operating costs (including transportation and port charges, demurrage charges, foreign exchange hedging charges consistent with prudent management of the Willow Creek Project), taxes, interest payments, Mitsui Canada principal and interest payments, capital expenditures (including any cost overruns in Phase I and Phase II, and Phase III), and the Pine Valley Group's general and administrative expenses, as will be set out in the Project Budgets prepared in accordance with Section 8.11, but not for cost overruns for Phase I, Phase II or Phase III unless first approved by Marubeni, such approval not to be unreasonably withheld.

8.14     EMERGENCY EXPENDITURES

In case of an emergency, the Pine Valley Group may take any reasonable action it deems necessary, including expending funds outside of the amounts specified in any budget, to protect life, limb or property, to prevent material damage to or loss of assets of the Willow Creek Project or to comply with laws applicable to the Pine Valley Group without Marubeni's prior consent, provided that that any such expenditures are objectively reasonable in the circumstances. In the event of such expenditures relating to a single incident aggregating more than $10,000, Falls Mountain will report the particulars of the same and the circumstances giving rise to the emergency expenditures to Marubeni, as soon as reasonably possible, and will prepare necessary amendments to the Budget or then-current Project Budget to make allowance for the emergency expenditures for consideration and approval by Marubeni, such approval not to be unreasonably withheld.

8.15     INSPECTION AND AUDIT

The Pine Valley Group will maintain complete and accurate records relating to the use of the Loan proceeds. During the currency of this Agreement, Marubeni or its representatives may, upon reasonable notice to the Pine Valley Group and during normal business hours, inspect and take copies of such records. In addition, Marubeni will have the right, during the currency of this Agreement to have such records audited by a firm of internationally recognized chartered accountants. Such audit will be carried out during reasonable business hours and on reasonable notice to the Pine Valley Group. In addition, Marubeni will have the right, at its cost, to appoint independent experts, including engineers, to review the construction and condition of the Willow Creek Project for compliance with the requirements of this Agreement, provided that:

         (a) Marubeni must give the Pine Valley Group reasonable advance notice of the identity of such independent experts and the proposed timing of any visits by such experts to the Willow Creek Project site;

         (b) such experts must not be competitors of the Pine Valley Group, associates or affiliates of competitors of the Pine Valley Group, or former or current consultants of competitors of the Pine Valley Group; and

         (c) before conducting any review of the Willow Creek Project, such experts must enter into an agreement with the Pine Valley Group setting out reasonable and customary confidentiality provisions governing the use and disclosure of confidential information relating to the Pine Valley Group and the Willow Creek Project.

8.16     PERMIT AMENDMENTS

Falls Mountain will, by April 30, 2005, commence making and continue to make commercially reasonable efforts to apply for and obtain amendments to its mining permits so as to increase its allowable coal production rate from the presently permitted 900,000 tonnes per annum to a minimum of 1,500,000 tonnes per annum.

8.17     LEASED EQUIPMENT

The Pine Valley Group may, in its discretion and without any requirement for the consent of Marubeni, elect not to not to purchase capital equipment in its own right and instead lease or have a contractor supply such pieces of equipment, provided that such equipment is secured for the Willow Creek Project in a condition and on terms that will support an ongoing production volume of not less than 1.0 million tonnes per year.

8.18     COST OVERRUNS

The Pine Valley Group will make reasonable commercial efforts to secure the financing necessary to fund any cost overruns for the items covered by the Budget and for any Willow Creek Project expenses not covered by the Budget. While any amount of the Loan remains outstanding, the net proceeds of any such financing will, if Phase I and Phase II have not yet been completed, be deposited into the Project Account, and otherwise will be deposited into one of the Post-Production Accounts.

9.       LOAN SECURITY

9.1      GENERAL SECURITY AGREEMENT

Falls Mountain's obligation to repay the Loan and the Interest will be secured by the Falls Mountain Security Agreement, and the security interests arising thereunder will rank pari passu with the security interest presently held by Mitsui Canada and arising under a General Security Agreement made January 6, 2004 between Falls Mountain and PVC as debtors and Mitsui Canada.

9.2      FALLS MOUNTAIN SHARE PLEDGE

At the Closing, as security for the guarantee set out in Section 10, Pine Valley will deliver to Marubeni the Falls Mountain Share Pledge and all deliveries contemplated thereunder. The original certificates representing all of the issued and outstanding shares of Falls Mountain will be held by Marubeni or its agent in accordance with the terms of the Falls Mountain Share Pledge.

9.3      RELEASE OF SECURITY

Upon the repayment in full of the Loan and Interest, the Falls Mountain Security Agreement and the Falls Mountain Share Pledge will terminate, and Marubeni will irrevocably release and discharge the Falls Mountain Security Agreement and return to Pine Valley any certificates representing shares of Falls Mountain and powers of attorney with respect to those shares that are then in Marubeni's possession or control. Marubeni will irrevocably release and discharge the guarantee of Pine Valley expressed in Section 10.1 upon the repayment in full of the Loan and Interest, and the fulfilment by the Pine Valley Group of the obligation to sell and deliver the Purchase Commitment Coal and the Option Tonnage.

9.4      PROJECT MANAGEMENT

Notwithstanding the Falls Mountain Security Agreement and the Falls Mountain Share Pledge, the Willow Creek Project will be developed and operated by and under the control of the Pine Valley Group and the contractors and agents engaged by the Pine Valley Group.

10.      GUARANTEES AND INDEMNITIES

10.1     GUARANTEE OF PINE VALLEY

Marubeni is willing to proceed with this Agreement and the transactions contemplated hereby only with the participation of Pine Valley as set forth in this Section 10. In consideration of the payment of $20 and other good and valuable consideration paid and given by Marubeni to Pine Valley (the receipt and sufficiency of which are hereby acknowledged), Pine Valley hereby guarantees the performance by Falls Mountain of the respective covenants, agreements and obligations of Falls Mountain under this Agreement and guarantees payment by Falls Mountain to Marubeni of any and all loss, damage, expense, liability, claim or demand suffered or incurred by Marubeni arising out of any breach of any covenant, agreement, representation or warranty of this Agreement by Falls Mountain or any misrepresentation on the part of Falls Mountain.

10.2     ABILITY TO DEAL

Pine Valley acknowledges and agrees that none of the following will release Pine Valley of any of its obligations under this Section 10:

         (a) any modification, amendment or change to the rights or obligations of Falls Mountain under this Agreement in any manner whatsoever, regardless of the magnitude or materiality of such change and regardless of whether Pine Valley has consented to or approved such change;

         (b) the granting of any time, renewals, extensions, or indulgences to Falls Mountain with respect to its obligations under this Agreement;

         (c) the taking of any securities (which word as herein used includes other guarantees) for the performance by Falls Mountain of its obligations under this Agreement; abstaining from taking or perfecting such securities; accepting compositions from, exchanging, enforcing, waiving or releasing any such securities; or otherwise dealing with such securities as Marubeni may see fit, and, Marubeni may apply all monies at any time received from such securities or Falls Mountain or others to such part of the liabilities of Falls Mountain as Marubeni deems best and change such application in whole or in part from time to time as Marubeni sees fit;

and Pine Valley further waives presentment, demand, protest and all notices and any right to require Marubeni to proceed against Falls Mountain or to proceed against or exhaust any security or pursue any other remedy available to Marubeni as a condition to enforcement of Pine Valley's obligations under this Agreement.

10.3     INDEMNIFICATION FROM PINE VALLEY

Pine Valley will indemnify and save harmless Marubeni from and against all suits, claims, demands, liabilities, losses and expenses which Marubeni may suffer, incur or sustain resulting or arising from any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of Pine Valley or any other member of the Pine Valley Group contained in this Agreement or the Falls Mountain Security Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of Marubeni and every defence and immunity of whatsoever nature applicable to Marubeni or to which Marubeni is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of Marubeni.

10.4     INDEMNIFICATION FROM PVC

PVC will indemnify and save harmless Marubeni from and against all suits, claims, demands, liabilities, losses and expenses which Marubeni may suffer, incur or sustain resulting or arising from any non-fulfilment of any covenant or agreement or any breach of or incorrectness in any representation or warranty by or of PVC or any other member of the Pine Valley Group contained in this Agreement or the Falls Mountain Security Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of Marubeni and every defence and immunity of whatsoever nature applicable to Marubeni or to which Marubeni is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of Marubeni.

10.5     INDEMNIFICATION FROM MARUBENI

Marubeni will indemnify and save harmless each and ever member of the Pine Valley Group from and against all suits, claims, demands, liabilities, losses and expenses which any member of the Pine Valley Group may suffer, incur or sustain resulting or arising from any failure or refusal by Marubeni to advance any part of the Loan in breach of its obligations under this Agreement, or the failure or refusal by Marubeni to consent to any release of funds from the Project Account or the Post-Production Accounts in breach of its obligations under this Agreement.

Every indemnity and exemption from liability, limitation and condition contained in this Agreement for the benefit of the Pine Valley Group and every defence and immunity of whatsoever nature applicable to any member of the Pine Valley Group or to any member of the Pine Valley Group is entitled under this Agreement will also be available and extend to protect every director, officer, employee, agent or independent contractor from time to time of any member of the Pine Valley Group.

11.      DEFAULT

11.1     EVENT OF DEFAULT

Event of Default means the occurrence of any of the following events:

         (a) Falls Mountain defaults in any payment when the same is due under this Agreement;

         (b) any member of the Pine Valley Group becomes insolvent or makes a general assignment for the benefit of its creditors, or if an order is made or effective resolutions are passed for the winding-up, of a member of the Pine Valley Group or if any member of the Pine Valley Group is declared bankrupt or if a custodian or receiver is appointed for a member of the Pine Valley Group under any bankruptcy legislation, or if a compromise or arrangement is proposed by any member of the Pine Valley Group to its creditors or any class of its creditors, or if a receiver or other officer with like powers is appointed for a member of the Pine Valley Group;

         (c) the Pine Valley Group uses the Loan proceeds for purposes other than those permitted by Section 8 of this Agreement;

         (d) the Pine Valley Group uses the funds in the Canadian dollar Post-Production Joint Controlled Account for purposes other than those permitted by Section 8 of this Agreement;

         (e) Pine Valley pays any dividends or makes any other cash distributions to shareholders, or makes any payment towards an amount of $600,000 which Pine Valley has disclosed in the notes to its annual financial statements as owing to the estate of Pine Valley's former Chairman;

         (f) Falls Mountain pays any cash dividends or makes any other cash distributions to its shareholder, other than by paying expenses of its shareholder that it is otherwise permitted to pay under this Agreement, which payments may be accounted for as dividends by Falls Mountain;

         (g) the Pine Valley Group forfeits or abandons any of the coal licenses or coal leases listed in Schedule 11.1(g), or cause any conditions of its mining permits to be changed or amended such that the Pine Valley Group would have to cease mining operations on the Willow Creek Project for a period of greater than thirty consecutive days;

         (h) the Pine Valley Group sells or otherwise disposes of any assets without the prior written consent of Marubeni, excluding assets sold or otherwise disposed of in the normal course of business such as coal and equipment sales and other asset dispositions which will not interfere with the Willow Creek Project's continued operation at the production rates contemplated by this Agreement;

         (i) the Willow Creek Project fails to produce a minimum of 15,000 tonnes of saleable coal within five months of the date of the initial drawdown from the Project Account;

         (j) the Willow Creek Project has not been advanced to the point of that it is, subject to the production limits prescribed under the mining permit for the Willow Creek Project, capable of producing
               1.0 million tonnes of saleable coal per annum within one year of the date of the initial drawdown from the Project Account;

         (k) the Pine Valley Group has not completed the Additional Financing by July 31, 2004;

         (l) Falls Mountain fails to deliver the Purchase Commitment Coal in accordance with Section 5.2, provided that acts or omissions of Marubeni have not materially contributed to such a default;

         (m) a member of the Pine Valley Group is in material breach of any agreements with a third party and such material breach is reasonably likely to have a material impact on the ownership of the Willow Creek or the Pine Valley Group's ability to operate the Willow Creek Project in a manner that will permit it to meet its contractual coal sales commitments to Marubeni; or

         (n) a member of the Pine Valley Group is in material breach of any provision of this Agreement.

11.2     CONSEQUENCES OF DEFAULT

If any Event of a Default occurs and is continuing for a period of 30 days after written notice has been given by Marubeni to the Pine Valley Group, and acts or omissions of Marubeni have not materially contributed to such a default, then Marubeni may declare the outstanding Loan to be immediately due and payable and may exercise all of its rights and remedies available to it at law, including under the Falls Mountain Security Agreement and the Falls Mountain Share Pledge. Notwithstanding the foregoing, the provisions of this Section 11.2 will not in any way relieve the obligation of Falls Mountain to repay the entire outstanding amount of the Loan and any and all accrued and unpaid Interest in accordance with the repayment deadline prescribed in Section 7.5.

11.3     NOTICE OF DEFAULT

Upon it becoming aware of the occurrence of an Event of a Default or an event which, with the passage of time, will become an Event of Default, Falls Mountain will give written notice of such event to Marubeni.

11.4     USE OF PROCEEDS ASSUMPTION

Unless Marubeni is able to prove otherwise, the Pine Valley Group will be assumed to have used the Loan proceeds in accordance with Article 8 of this Agreement, and the funds in the

Canadian dollar Post-Production Joint Controlled Account in accordance with the terms and conditions of this Agreement.

12.      ADDITIONAL FINANCING

12.1     FINANCING TERMS

The Pine Valley Group will raise an additional $2,950,000 in equity financing by July 31, 2004, which financing proceeds will be dedicated to the funding of the Willow Creek Project Phase I and II expenditures set out in the Budget (the "ADDITIONAL FINANCING"). The Pine Valley Group can raise the Additional Financing through new subscriptions for the Common shares of Pine Valley or through the exercise of outstanding Pine Valley share purchase options and warrants.

If Pine Valley completes the equity financing announced in its news release dated April 27, 2004, then it will be deemed to have fulfilled its obligation to raise the Additional Financing under this Agreement, and the amount of the proceeds of such financing expended prior to the Closing on Willow Creek Project Phase I and II expenditures set out in the Budget, to the extent that such expenditures can be evidenced to the reasonable satisfaction of Marubeni, will be credited toward the Pine Valley Group's obligation under Section 12.3 to deposit the proceeds of the Additional Financing into the Project Account.

12.2     FINANCING STATUS REPORTS

The Pine Valley Group will keep Marubeni informed of its plans and progress with regard to the Additional Financing.

12.3     DISBURSEMENT

The proceeds of the Additional Financing will be deposited into the Project Account and will be managed and disbursed in the same manner as the Loan proceeds deposited in the Project Account. Any equity financing raised by the Pine Valley Group over and above $3,000,000, (being the aggregate of the $2,950,000 Additional Financing proceeds and an additional $50,000 in equity financing proceeds raised and retained in the general operating account of Pine Valley to be expended in its sole discretion), will:

         (a) unless and until the outstanding balance of the Loan, the proceeds of the Additional Financing, and any other financing raised by Pine Valley and deposited into the Project Account, are sufficient to complete construction of Phase I and Phase II, be deposited into the Project Account; and

         (b) thereafter, will, during the currency of this Agreement, be deposited in the Canadian dollar Post-Production Account, and will be disbursed in accordance with the terms of Sections 8.11 and 8.13.

For greater certainty, if the budgeted cost to complete Phase I and Phase II to meet the requirements set out in this Agreement has, as a result of cost-overruns, increased beyond the originally budgeted amount, then Pine Valley will be responsible to raise the additional financing necessary to complete Phase I and Phase II and deposit the proceeds of such financing into the Project Account to be dispersed in accordance with this Agreement.

13.      COAL SALES PLANS

13.1     MARKETING PLANS

The Parties acknowledge that it is their intent to work together to sell coal from the Willow Creek Project over and above the Purchase Commitment Coal and the Option Tonnage. The sales target of the Parties for coal from the Willow Creek Project, in addition to the Purchase Commitment Coal and the Option Tonnage, is:

                        CONFIDENTIAL TREATMENT REQUESTED

         (a) ******** tonnes (in addition to the Purchase Commitment Coal and the Option Tonnage) in the period from July 1, 2004 to March 31, 2005;

         (b) ********* tonnes (in addition to the Purchase Commitment Coal) in the period April 1, 2005 to March 31, 2006; and

         (c) ********* tonnes in the period April 1, 2006 to March 31, 2007 inclusive of any outstanding Purchased Commitment Coal.

(collectively, the "ADDITIONAL TONNAGE").

13.2     SALES AGENT

In furtherance of the Parties' efforts to effectively market and sell coal from the Willow Creek Project, at the Closing Falls Mountain will appoint Marubeni as its exclusive sales agent for Willow Creek Coal in Japan, Korea and Taiwan pursuant to a coal sales agency agreement in the form attached as Schedule 13.2 (the "AGENCY Agreement").

14.      FORCE MAJEURE

If any Party is delayed in the performance of its obligations under this Agreement or its operations are suspended by strikes, lockouts or other labour unrest or disturbances, fire, flood, insurrection, riots, acts of the enemy, acts of the government including governmental agencies or other bodies, acts of God, or by any other similar causes reasonably beyond the control of the affected Party (such an event being herein referred to as "FORCE MAJEURE"), then the obligations of the Party, insofar as its obligations are affected by the Force Majeure, will be suspended, while, but only for so long as, the Force Majeure continues to prevent the performance of the said obligations. The Party claiming suspension of its obligations as aforesaid will give the other Party written notice of the Force Majeure within ten (10) days of its commencement including reasonably full particulars in respect thereof, which particulars will include the commencement date of the Force Majeure. The affected Party will promptly take steps to remedy the cause and effect of the Force Majeure described in the aforesaid notice insofar as it is reasonably able so to do; provided that the terms of settlement of any strike, lockout, or other labour unrest or disturbance will be wholly in the discretion of the Party so affected and that Party will not be required to accede to the demands of its opponents in any strike, lockout or other labour unrest or disturbance solely to remedy promptly the Force Majeure thereby constituted.

Notwithstanding the foregoing, the provisions of this Section 14 will not in any way relieve the obligation of Falls Mountain to repay the entire outstanding amount of the Loan and any and all accrued and unpaid Interest in accordance with the repayment deadline prescribed in Section 7.5.

15.      GENERAL

15.1     ARBITRATION

All disputes between the parties arising out of or in connection with this Agreement which cannot be settled by them will be referred to a single arbitrator under the Commercial Arbitration Act then in effect in British Columbia whose decision thereon will be final, binding and conclusive. All arbitration proceedings will be conducted, unless the Parties otherwise agree, in Vancouver, British Columbia. Any matter, issue or dispute referred to arbitration will be dealt with on an expeditious basis with the parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitration panel.

15.2     FURTHER ASSURANCES

Before, at, and after the Closing Date, each Party will promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the provisions and intent of this Agreement and to complete the transactions contemplated by this Agreement.

15.3     ENTIRE AGREEMENT

This Agreement, together with the agreements and other documents delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, express or implied, statutory or otherwise between the Parties hereto and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

15.4     NOTICE

Any notice or other communication required or permitted to be given under this Agreement must be in writing and delivered personally or sent by facsimile, addressed as follows:

              IF TO ANY MEMBER OF THE PINE VALLEY GROUP:

              #501 - 535 Thurlow Street
              Vancouver, BC  V6E 3L2
              Attention: President

              Fax: (604) 682-4698

              WITH A COPY TO:

              Bull, Housser & Tupper
              3000 - 1055 W. Georgia St.
              Vancouver, B.C.
              V6E 3R3
              Attention: David Hunter
              Fax: (604) 646-2634

              AND IF TO MARUBENI:

              Marubeni Corporation
              4-2, Ohtemachi 1-Chome
              Chiyoda-Ku
              Tokyo Japan
              Attention: Hisao Azuma
              Fax: 81-3-3282-9539

              and

              Marubeni Canada Ltd.
              Suite 530, Bow Valley Square 1
              202-6th Avenue, South West
              Calgary, Alberta
              Canada T2P 2R9
              Attention: Junji Morinaga
              Fax: (403) 263-8100

              WITH A COPY TO:

              Davis & Company
              2800 Park Place
              666 Burrard Street
              Vancouver, British Columbia
              V6C 2Z7
              Attention: Don Bell
              Fax: (604) 605-3535


or to such other address or facsimile number as a party may specify by notice in writing given hereunder.

Each notice to a Party given pursuant to or in connection with this Agreement must be given in writing and will be validly given if delivered on a Business Day to an individual at the address for the Party designated in accordance with this Section, or, if transmitted on a Business Day by fax to the fax number for that the Party designated in accordance with this Section. Any notice:

         (a) if validly delivered, will be deemed to have been given when delivered;

         (b) if validly transmitted by fax before 3:00 p.m. (local time at the place of receipt) on a Business Day, will be deemed to have been given on that Business Day; and

         (c) if validly transmitted by fax after 3:00 p.m. (local time at the place of receipt) on a Business day, will be deemed to have been given on the first Business Day after the date of the transmission.

For greater certainty, for all purposes under this Agreement, any notice, delivery, payment, approval, or direction to be made or given by Marubeni to or to the benefit of any member of the Pine Valley Group will be effected by a notice, delivery, payment, approval, or direction by Marubeni to Pine Valley as the duly authorized representative for each and every member of the Pine Valley Group.

15.5     ASSIGNMENT

Except as expressly provided for herein, or an assignment by Marubeni of all or a portion of its rights under this Agreement to Marubeni Canada, which may occur without consent provided that Marubeni is not released from its obligations as a result of such assignment, this Agreement may not be assigned by any Party without the prior written consent of the other Parties. This Agreement will enure to the benefit of and be binding upon the each of the Parties and their successors and permitted assigns.

15.6     CONFIDENTIALITY

Marubeni will hold all Project Information in confidence, taking reasonable security precautions (at least as great as the precautions it takes to protect its own confidential information) to keep confidential the Project Information, except for Project Information which:

         (a) is or becomes generally available to the public other than as a result of a disclosure by Marubeni, its representatives or anyone to whom Marubeni or its representatives have transmitted any Project Information;

         (b) is or becomes available or known to Marubeni on a non-confidential basis and not in contravention of applicable law from a source other than the Pine Valley Group, provided that Marubeni does not have reason to believe that such source is bound by a confidentiality agreement with the Pine Valley Group or is otherwise prohibited from transmitting the Project Information to Marubeni;

         (c) was known to Marubeni on a non-confidential basis prior to the date of this Agreement, provided that such Project Information is not subject to another confidentiality agreement with, or other obligation of secrecy to, any member of the Pine Valley Group or another party; or

         (d) is information which Marubeni is or becomes legally obligated to disclose pursuant to an order of a court or other governmental entity having jurisdiction over such disclosure.

15.7     PUBLIC DISCLOSURE OBLIGATIONS

Marubeni acknowledges that Pine Valley is a reporting issuer in British Columbia and Alberta and has certain of its securities listed for trading on the TSX Venture Exchange, and agrees that where Pine Valley, in its reasonable opinion, is required to publicly disclose Project Information in order to comply with its obligations to the TSX Venture Exchange, or any other exchange, quotation and trade reporting system on which Pine Valley's securities are listed for trading, or securities laws applicable to Pine Valley, then Pine Valley will be permitted, in its sole discretion, to make such disclosure, provided that Pine Valley provides Marubeni with advance notice of any disclosure relating directly or indirectly to Marubeni.

15.8     COUNTERPARTS

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts with the same effect as if all Parties had all signed and delivered the same document and all counterparts will be construed together to be an original and will constitute one and the same agreement.

15.9     DELIVERY BY FAX

Any Party may deliver an executed copy of this Agreement by fax but that Party will immediately dispatch by delivery in person to the other Parties an originally executed copy of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement the day and year first above written.

PINE VALLEY MINING CORPORATION


Per:     ______________________________
         Authorized Signatory
         I have authority to bind
         PINE VALLEY MINING CORPORATION


FALLS MOUNTAIN COAL INC.


Per:     ______________________________
         Authorized Signatory
         I have authority to bind
         FALLS MOUNTAIN COAL INC.


PINE VALLEY COAL LTD.


Per:     ______________________________
         Authorized Signatory
         I have authority to bind
         PINE VALLEY COAL LTD.


MARUBENI CORPORATION


Per:     ______________________________
         Authorized Signatory
         I have authority to bind
         MARUBENI CORPORATION

With respect to its appointment as the agent of Marubeni Corporation under
Section 8.7 of this Agreement, Marubeni Canada Ltd. hereby accepts such appointment and agrees to conduct itself in such capacity in accordance with the terms and conditions of this Agreement.

MARUBENI CANADA LTD.


Per:     ______________________________
         Authorized Signatory
         I have authority to bind
         Marubeni CANADA LTD.

                                 SCHEDULE 1.1(D)
                                     BUDGET

            PINE VALLEY MINING CORPORATION ESTIMATED MONTHLY EXPENSES
                         MAY 1, 2004 TO OCTOBER 31, 2004
                               AS OF MAY 21, 2004
                                  (PAGE 1 OF 2)

                        CONFIDENTIAL TREATMENT REQUESTED

                                                         ONE TIME
                                             MONTHLY      COSTS         TOTAL
                                            --------     --------     ----------
PAYROLL:
  Graham Mackenzie                          $ 8,333
  Mark Fields                                 7,750
  Ray Lagace                                  3,000
  **************                            *******
Payroll expenses:
  CPP & EI employer's portion only              200
  WCB                                            55
                                            -------
                                             22,088                   $  132,530


OFFICE RENT                                   2,731                       16,386

LEGAL - BULL HOUSSER & TUPPER
   (including AGM & 20F)                      9,000                       54,000

TELEPHONE & COMMUNICATION
  6 lines Tel & Fax                             410
  Long distance & telephone conference          150
  Cell phone - GM                               100
  ADSL - Radiant Communication                  130
  Web hosting                                   200
                                            -------
                                                990                   $    5,940
OFFICE SUPPLIES
  Stationery, postage, computers
     & Biz cards                                250
  StockWatch & Northern Miner                   150
  CGA courses                                              1,125
                                            -------      -------
                                                400        1,125           2,025

TRANSFER AGENT - COMPUTERSHARE
  AGM - shareholder service fees
     (one time)                                            5,000
  Monthly agency fees                           400
                                            -------      -------
                                                400        5,000           7,400

FILING COSTS - BCSC & TSX                                  5,000           5,000


            PINE VALLEY MINING CORPORATION ESTIMATED MONTHLY EXPENSES
                         MAY 1, 2004 TO OCTOBER 31, 2004
                               AS OF MAY 21, 2004
                                  (PAGE 2 OF 2)

                                                         ONE TIME
                                             MONTHLY       COSTS         TOTAL
                                            --------     --------     ----------

INVESTOR RELATIONS
  Printing                                                 8,000
  Property Tours                                          25,000
  Promotional Events                                      20,000
                                                         -------
                                                          53,000          53,000

ACCOUNTING & AUDIT
  Deloitte & Touche year-end audit                        25,000
  Deloitte & Touche 20F review                             5,000
  Accounting support (Ping Shen)                           1,500
                                                         -------
                                                          31,500          31,500

VARIOUS
  Travel (estimate, include Coal
     Association Conference)                  3,000        3,400
  AGM Material (excluding legal and
     transfer agent)                                       6,000
  Coal Association Membership                              1,360
  Mitsui Matsushima June Payment                         268,900
  Mitsui Matsushima September Payment                    367,600
  Marubeni June Interest Payment
     (est 6.5% interest)                                   9,735
  Marubeni September Interest Payment
     (est 6.5%interest)                                   84,195
  Marubeni fee for loan establishment                     50,667
     Employee salary, bonus and
        benefits adjustments (1)
                                            -------      -------
                                              3,000      791,856         809,856

CONTINGENCY @ 5%                                                          55,882
                                                                       ---------
TOTAL                                                                  1,173,519
                                                                       =========



1. To be considered by directors post closing.

                          MINE SITE OPERATIONAL BUDGET
                                  (PAGE 1 OF 2)

                                               MAY            JUNE           JULY            AUG             SEPT            OCT
                                             ---------     ----------     ----------     -----------     -----------     -----------
PAYROLL:
  Accountant                                               $    1,900     $    7,500     $     7,500     $     7,500     $     7,500
  Engineer/Geologist                                            1,900          7,000           7,000           7,000           7,000
  Maintenance                                                   1,900          7,000           7,000           7,000           7,000
  Operators (3/crew)                                                -         17,400          17,400          17,400          34,800
Payroll expenses:
  CPP & EI employer's portion only                                228          1,556           1,556           1,556           2,252
  WCB                                                      $      125     $      856      $      856      $      856      $    1,239
                                             ---------     ----------     ----------     -----------     -----------     -----------
                                                                6,053         41,312          41,312          41,312          59,791

TELEPHONE & COMMUNICATION
  3 lines Tel & Fax                                               300            300             300             300             300
  Long distance & telephone conference                            200            200             200             200             200
  ADSL - Radiant Communication Satellite                          300            300             300             300             300
                                             ---------     ----------     ----------     -----------     -----------     -----------
                                                                  800            800             800             800             800
OFFICE SUPPLIES
  Stationery, postage, computers &
     Biz cards                                                    150            150             150             150             150
                                             ---------     ----------     ----------     -----------     -----------     -----------
                                                    --            150            150             150             150             150
COMMUNITY RELATIONS
  Property Tours                                                  200            200             200             200             200
  Sponsorships                                                  1,000          1,000           1,000           1,000           1,000
                                             ---------     ----------     ----------     -----------     -----------     -----------
                                                    --          1,200          1,200           1,200           1,200           1,200
VARIOUS
  Travel                                         1,500          1,500          1,500           1,500           1,500           1,500
                                             ---------     ----------     ----------     -----------     -----------     -----------
                                                 1,500          1,500          1,500           1,500           1,500           1,500

                          MINE SITE OPERATIONAL BUDGET
                                  (PAGE 2 OF 2)

                        CONFIDENTIAL TREATMENT REQUESTED

                                                           MAY          JUNE           JULY             AUG            SEPT
                                                        --------     ----------     ----------     -----------     -----------
PRODUCTION COSTS - PRODUCT TONNES                                        45,000         45,000          45,000          90,000

  Mining Contractor                          ******      *******        *******       ********        ********        ********
  Rail                                       ******                     *******       ********        ********        ********
  Port                                       ******                     *******       ********        ********        ********
  Sampling                                   ******                     *******       ********        ********        ********
  Marketing fee *****%                       ******                     *******       ********        ********        ********
                                                        --------     ----------     ----------     -----------     -----------
                                                         *******        *******       ********        ********        ********
                                                        --------     ----------     ----------     -----------     -----------

TOTAL SITE COSTS                                      $  485,703     $1,701,112     $1,701,112     $ 1,701,112     $ 3,375,741


RECLAMATION BOND WITH GOVT                            $  650,000
must be lodged and left in place

Sales Tonnes                                                                             45000           60000           75000
Price/tonne  US$                                                                        $52.00          $52.00          $52.00
Exchange Rate                                                                             0.75            0.75            0.75
                                                                                    ----------      ----------     -----------
REVENUE CAD$                                                                        $3,120,000     $ 4,160,000     $ 5,200,000
                                                                                    ----------     -----------     -----------

Operational Working Capital                           $1,135,703     $2,836,815     $1,417,927     $(1,040,961)    $(2,865,221)

                                 SCHEDULE 1.1(J)
                           FALLS MOUNTAIN SHARE PLEDGE


See attached.

                                SCHEDULE 1.1(FF)
                               DEVELOPMENT PHASES

                       DEVELOPMENT PHASES FOR WILLOW CREEK

Capital expenditures for the Willow Creek Project are broken into three phases. Phases I and II are designed to bring the Willow Creek Project into production at a rate of at least 1.0 million tonnes per year on an unwashed basis and will be funded by the Loan principal and Additional Funds. Phase III involves the construction of a coal preparation plant with associated facilities and is to be funded out of surplus Willow Creek Project cash flow. At the completion of Phase III the Willow Creek Project will have a production capacity of at least 1.5 million tonnes per year of washed product coal.

Phase I and II will occur simultaneously and design and procurement is currently in progress. It is expected that Phase I and II will be substantially complete by the end of December, 2004. The development is comprised of the following elements:

    o Engineering, detailed surveying, tender preparation and evaluation of specific equipment available for purchase are in progress.

    o Development of the water control systems, road building and site preparation, clearing and removal of all stumps. This will begin in late May to early June and be largely completed by the fourth calendar quarter, 2004. There will be some water control systems and clearing and stump removal which will occur during the summer season of 2005, however they will not impact the production capacity of the mine.

    o Installation of the mine site office and lab facilities with control room for coal crushing and stacking system during the third calendar quarter, 2004.

    o Purchase of land from the nearby land owners. This is subject to negotiation and establishing appropriate agreements. It is expected to occur by the end of December, 2004.

    o Construction and installation of the crushing and conveying systems, initial site office building infrastructure , the rail siding to accommodate a full unit train and a rail bin loading system. These are targeted for completion by mid-October.

Phase III will begin in the fourth calendar quarter, 2004 and continue through June 2005. It will be comprised of the purchase and installation of a coal preparation plant.

During Phase I, II and III it is the intention to use second-hand equipment wherever practical in constructing the mine and commencing production so as to minimise cost. The equipment installed will be designed to achieve throughput rates of no less than 1.5 million tonnes per year upon the completion of Phase
III. Key items of capital equipment may be leased or be supplied by the contractor. In all cases such equipment, or a reasonable substitute, will be such that the Project is capable of operating at a production rate of at least
1.5 million tonnes per year upon the completion of Phase III.

                                SCHEDULE 1.1(KK)
                        WILLOW CREEK COAL SPECIFICATIONS


Brand - Willow Creek Coal - sourced from the north-eastern coalfields of British Columbia, Canada.

Specification - PCI Coal (in British Standard Specifications):

         Total Moisture (As Received) = 8.0% (guaranteed maximum 10.0%) Inherent Moisture (Air Dried) = 0.7%
         Ash (Dry Basis) = 8.0% (guaranteed maximum 8.5%)
         Volatile Matter (Dry Basis) = 16.0%
         Fixed Carbon (Dry Basis) = 76.0%
         Total Sulphur (Dry Basis) = 0.57% (guaranteed maximum 0.70%)
         Calorific Value (Dry Basis) = 7,850 kcal/kg (guaranteed minimum 7,750 kcal/kg)
         Calorific Value (Dry Basis) = 14,130 btu/lb (guaranteed minimum 13,950 btu/lb)

Specification - Coking Coal. The Coking coal requires further testing to definitively determine the specifications. Based on the testing to date and subject to the results of further testing which will be conducted in 2004, the Coking coal shall typically meet the following specifications:

         Total Moisture (As Received) = 8.0% (guaranteed maximum 10.0%) Inherent Moisture (Air Dried) = 0.7%
         Ash (Dry Basis) = 8.0% (guaranteed maximum 8.5%)
         Volatile Matter (Dry Basis) = 21.0%
         Fixed Carbon (Dry Basis) = 71.0%
         Total Sulphur (Dry Basis) = 0.6% (guaranteed maximum 0.70%)
         Calorific Value (Dry Basis) = 7,850 kcal/kg (guaranteed minimum 7,750 kcal/kg)
         FSI = 6 approx
         Fluidity = 20ddpm

                                 SCHEDULE 4.4(C)
                                     OPINION



                                            Our File:                    9147174
                                            Date:                    May -, 2004



Davis & Company                             Marubeni Corporation
2800 Park Place                             4-2,1-Chome, Chiyoda-Ku,
666 Burrard Street                          Tokyo, Japan
Vancouver, BC V6C 2Z7
Canada

Dear Sirs/Mesdames:

RE: PINE VALLEY MINING CORPORATION ("PINE VALLEY"), FALLS MOUNTAIN COAL LTD. ("FALLS MOUNTAIN") AND PINE VALLEY COAL LTD. ("PVC") (COLLECTIVELY REFERRED TO HEREIN AS THE "CORPORATIONS")

We have acted as counsel to the Corporations in connection with the Coal Purchase and Financing Agreement ("Financing Agreement") entered into between the Corporations and Marubeni Corporation ("Marubeni") as of May -, 2004.

Capitalized terms used in this opinion that are defined in the Financing Agreement and are not otherwise defined herein will have the same meaning herein as in the Financing Agreement.

EXAMINATIONS

For the purpose of this opinion letter, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of:

         o     the constating documents of each of the Corporations;

         o resolutions of the directors of the Corporations relating to the subject matter of this opinion letter;

         o     the Financing Agreement;

         o     the Agency Agreement;

         o     the Inter-Creditor Agreement;

         o     the Falls Mountain Security Agreement; and

         o     the Falls Mountain Share Pledge.

         (collectively referred to herein as the "Documents")

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

ASSUMPTIONS AND LIMITATIONS

For the purposes of this opinion letter, we have, with your concurrence, and without independent investigation, assumed the following:

         o the genuineness of all signatures on, and the authenticity and completeness of, the Documents and any other documents reviewed by us;

         o the conformity to original documents of the Documents and any other documents reviewed by us as true, certified, confirmed or photostatic copies (including facsimiles);

         o the identity, capacity and authority of any person acting or purporting to act in a representative capacity or as a public official;

         o the accuracy and completeness of any information provided to us by any office of public record;

         o the corporate existence and capacity of Marubeni, and the due authorization, execution and delivery of the Documents to which Marubeni is a party, by Marubeni.

The opinions expressed in paragraphs 1, 2 and 3 below, are based solely and entirely upon Certificates of Good Standing issued by the British Columbia Registrar of Companies dated May -, 2004 and a Certificate of Status issued by the Alberta Registrar of Corporations dated May -, 2004, copies of which are attached to this opinion.

The opinion expressed in paragraph 7, below, is given without independent investigation and is based solely and entirely on the certificate of the individual who is the President of each of the Corporations, and our review of records which we have prepared and currently retain in our active files and which would likely bring to our attention the existence of actions, proceedings, investigations or claims against or affecting the Corporations or the property of the Corporations.

OPINIONS

Based and relying upon our examinations, but subject to the assumptions, limitations and qualifications set out in this letter, in our opinion:

1. Pine Valley and Falls Mountain exist as companies under the British Columbia Business Corporations Act and are in good standing at the office of the British Columbia Registrar of Companies with respect to the filing of annual reports.

2. PVC exists as a corporation under the Alberta Business Corporations Act and is in good standing at the office of the Alberta Registrar of Corporations with respect to the filing of annual returns.

3. PVC is registered with the British Columbia Registrar of Companies as an extra-provincial corporation.

4. Each of the Corporations has the corporate capacity to own its properties, to carry on its business as currently conducted and to enter into and perform its obligations under the Documents.

5. All necessary corporate proceedings have been taken by each of the Corporations to authorize the entering into, execution and delivery of the Documents to which each Corporation is a party.

6. The execution and delivery of the Documents by the Corporations, and the performance by the Corporations of their respective obligations under the Documents do not conflict with or result in a breach of any provisions of the constating documents of the Corporations or, insofar as we are aware, without having made any investigation in this regard, any agreements to which the any of the Corporations is a party or by which it or any of the assets of the Corporations are bound.

7. There are no actions, proceedings, investigations or claims against or affecting the Corporations now pending before any court, administrative agency or other governmental authority.

8. There is no governmental consent, approval, authorization, filing, order or qualification of or with any governmental authority having jurisdiction over the Corporations which, under the laws of the Province of British Columbia, or the federal laws of Canada applicable therein, is required for the execution and delivery of the Documents and the performance by the Corporations of their respective obligations under the Documents.

This opinion is furnished solely for the benefit of the addressees in connection with the completion of the transactions contemplated under the above-described agreements and may not be circulated to, or relied upon by, any other person or used for any other purpose.

Yours truly,

                                  SCHEDULE 5.1
                           SALE AND PURCHASE AGREEMENT


See attached.

                                SCHEDULE 11.1(G)
                            COAL LICENSES AND LEASES


I.       LICENSOR

         British Columbia Provincial Crown

II.      LICENSES AND LEASES

A.       Pine Valley Coal Ltd.


         COAL          TENURE NO.     MAP NUMBER        WORK              STATUS         AREA
     LICENSE NO./                                    RECORDED TO       (G.S. - GOOD      (HA)
     TENURE NUMBER                                                       STANDING)
1.     8574              327312         093O09W       2005.03.31     G.S. 2005.03.31      293
2.     8575              327313         093O09W       2005.03.31     G.S. 2005.03.31      293
3.     8576              327314         093O09E       2005.03.31     G.S. 2005.03.31      293
4.     8577              327316         093O09W       2005.03.31     G.S. 2005.03.31      293
5.     8578              327318         093O09W       2005.03.31     G.S. 2005.03.31      293
6.     8579              327320         093O09W       2005.03.31     G.S. 2005.03.31      293
7.     8580              327321         093O09W       2005.03.31     G.S. 2005.03.31      293
8.     347214            347214         093O09W       2005.03.31     G.S. 2005.03.31      292
9.     347215            347215         093O09E       2005.03.31     G.S. 2005.03.31      293
10.    347216            347216         093O09E       2005.03.31     G.S. 2005.03.31      293
11.    347217            347217         093O09E       2005.03.31     G.S. 2005.03.31      293
12.    347218            347218         093O09E       2005.03.31     G.S. 2005.03.31      293
13.    389294            389294         093O09E       2005.03.31     G.S. 2005.03.31     6151

B.       Falls Mountain Coal Inc.


         COAL          TENURE NO.     MAP NUMBER        WORK              STATUS         AREA
     LICENSE NO./                                    RECORDED TO       (G.S. - GOOD      (HA)
     TENURE NUMBER                                                       STANDING)
1.     409343            409343         093O09W       2005.04.07     G.S. 2005.04.07     293
2.     409344            409344         093O09W       2005.04.07     G.S. 2005.04.07     293
3.     409345            409345         093O09W       2005.04.07     G.S. 2005.04.07     293
4.     409346            409346         093O09W       2005.04.07     G.S. 2005.04.07     293
5.     409347            409347         093O09W       2005.04.07     G.S. 2005.04.07     293
6.     409348            409348         093O09W       2005.04.07     G.S. 2005.04.07     293
7.     409349            409349         093O09W       2005.04.07     G.S. 2005.04.07     293
8.     409350            409350         093O09W       2005.04.07     G.S. 2005.04.07     293
9.     409351            409351         093O09W       2005.04.07     G.S. 2005.04.07     293
10.    409352            409352         093O09W       2005.04.07     G.S. 2005.04.07     292

Together with any other coal licenses or coal leases acquired after the date hereof by Pine Valley Coal Ltd. or Falls Mountain Coal Inc.

                                  SCHEDULE 13.2
                                AGENCY AGREEMENT

See attached.